Exhibit 12.1

Nelson Mullins Riley & Scarborough LLP

1222 Demonbreun Street, Suite 1700

Nashville, TN 37203

(615) 664-5300

August 18, 2026

The Oak Companies, Inc.

c/o Raymond T. Davis

5925 Carnegie Blvd., Suite 110

Charlotte, North Carolina 28209

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to The Oak Companies, Inc., a Delaware corporation (the “Company”), in connection with the filing with the United States Securities and Exchange Commission (the “Commission”) of the Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering Statement relates to the proposed issuance and sale by the Company of up to 2,500,000 shares (the “Offering”) of the Company’s Series R Convertible Preferred Stock ($0.001 per share par value) (the “Preferred Shares”), the placement agent warrants (the “Warrants”) as described in the Offering Statement and in the form of Selling Agent Agreement filed as Exhibit 1.1 to the Offering Statement (the “Placement Agreement”), and such shares of the Company’s Class A Common Stock ($0.001 per share par value) (the “Common Shares”) as might be issued upon conversion of the Preferred Shares or exercise of the Warrants.

We assume that the Preferred Shares will be sold as described in the Offering Statement pursuant to a Subscription Agreement (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”), substantially in the forms filed as an exhibits to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Preferred Shares. We assume that the Warrants will be sold as described in the Offering Statement pursuant to the Placement Agreement.

In connection with the Offering, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of the Company, (ii) the Bylaws of the Company, (iii) a certificate of designation of rights and preferences relative to the Preferred Shares (the “Certificate of Designations”) (iv) corporate proceedings, including the resolutions of the board of directors of the Company, with respect to the Offering and issuance of the Preferred Shares and the Warrants, and (v) such other documents, instruments and records as we have deemed necessary to enable us to render the opinions contained in this opinion letter.  We have also relied upon, when and where appropriate, certificates and other assurances of representatives of management of the Company, public officials and other sources believed by us to be reliable as to other questions of fact without having independently verified such factual matters. We do not opine as to the accuracy of such factual matters. We have also reviewed the Offering Statement as filed with the Commission. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to us by the Company on which we have relied, the genuineness of all signatures, the legal capacity of all signatories who are natural persons and the due execution and delivery of all documents.

We have assumed that: (a) the mergers as contemplated by that certain Agreement and Plan of Merger of Red Oak Holdings Management, LLC, Red Oak Capital Holdings, LLC and the Company dated as of August 10, 2026 (the “Merger Agreement”), filed as Exhibit 7.1 to the Offering Statement, and as described in the Offering Statement have become effective; (b) that the Certificate of Designations has been filed with the Delaware Secretary of State; (c) the Placement Agreement has been duly executed and delivered by each of the parties thereto and is in full force and effect; (d) factual statements of the Company contained in the Offering Statement are true and correct; (e) the Offering Statement will be and remain qualified under the Securities Act; and (f) the Company will receive the required consideration for the issuance of the Preferred Shares and the Warrants at or prior to the issuance thereof.

The Oak Companies, Inc.

August 18, 2026

We are opining only as to the matters expressly set forth below in this opinion letter, and we express no opinion as to any matter not expressly set forth as an opinion in this opinion letter. We assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

Based upon and subject to the foregoing, and the other qualifications and limitations contained in this opinion letter, we are of the opinion that:

(1)	The Preferred Shares have been duly authorized for issuance by all necessary corporate action of the Company and, when issued and delivered in accordance with the provisions of Subscription Agreements, and upon the filing and effectiveness of the Certificate of Designations, will be validly issued, fully paid and non-assessable;

(2)	The Common Shares issuable upon conversion of, or declaration and payment of a dividend on, the Preferred Shares, in accordance with the Certificate of Designations, when issued and delivered by the Company, will be validly issued, fully paid and non-assessable; and

(3)	The Warrants have been duly authorized by all necessary corporate action of the Company. The Common Shares issuable upon exercise of the Warrants, in accordance with their terms, when issued and delivered by the Company, will be validly issued, fully paid and non-assessable.

Members of our firm involved in the preparation of this opinion letter are members of the Bars of the States of Georgia and Tennessee and the foregoing opinions are limited to the federal laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Offering Statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP
Nelson Mullins Riley & Scarborough LLP